EXHIBIT 99.1

Press Release Dated May 2, 2019

Geron Corporation Reports First Quarter 2019 Financial Results

MENLO PARK, Calif., May 2, 2019 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the first quarter ended March 31, 2019. As of the quarter-end, the Company had approximately $170 million in cash and marketable securities, which is sufficient to support the commencement of late-stage development for imetelstat in lower risk myelodysplastic syndromes (MDS).

“We continue to make good progress on our 2019 objectives,” said John A. Scarlett, M.D., Chairman and Chief Executive Officer. “We are on track to assume sponsorship of the IND for imetelstat by the end of the second quarter, as expected, which will enable us to open enrollment of the planned Phase 3 portion of IMerge by mid-year. In addition, our expanding in-house leadership and drug development team will support the accomplishment of our 2019 objectives and beyond.”

First Quarter 2019 Results

For the first quarter of 2019, the Company reported a net loss of $10.1 million, or $0.05 per share, compared to $7.2 million, or $0.04 per share, for the comparable 2018 period.

Revenues for the first quarter of 2019 were $57,000 compared to $318,000 for the comparable 2018 period. Revenues for 2019 and 2018 included royalty and license fee revenues under various non-imetelstat license agreements. The decrease in revenues for the three months ended March 31, 2019 compared to the same period in 2018 primarily reflects a reduction in the number of active license agreements as a result of patent expirations on the underlying technology.

Total operating expenses for the first quarter of 2019 were $11.4 million compared to $7.8 million for the comparable 2018 period.

Research and development expenses for the first quarter of 2019 were $5.9 million compared to $2.4 million for the comparable 2018 period. The increase in research and development expenses for first quarter of 2019 compared to the same period in 2018 primarily reflects higher imetelstat development costs under the former collaboration agreement with Janssen Biotech, Inc. (Janssen) due to Geron’s payment responsibility increasing from 50% to 100% following the termination of the collaboration agreement; new costs for the imetelstat program transition from Janssen to Geron, including for consultants and the Company’s contract research organization (CRO); and increased expenses related to additional development headcount.

General and administrative expenses for the first quarter of 2019 were $5.5 million compared to $5.3 million for the comparable 2018 period. The increase in general and administrative expenses in the first quarter of 2019 compared to same period in 2018 primarily reflects recruitment expenses for new members for the Company’s board of directors.

Interest and other income for the first quarter of 2019 was $1.2 million compared to $394,000 for the comparable 2018 period. The increase in interest and other income for 2019 compared to 2018 primarily reflects higher yields on the Company’s marketable securities portfolio.

Conference Call for Imetelstat Program Update

In lieu of a first quarter conference call, Geron will host a conference call to provide an imetelstat program update at 9:00 a.m. ET on Thursday, May 16, 2019.

Participants may access the conference call live via telephone by dialing domestically +1 (877) 303-9139 or internationally +1 (760) 536-5195. The conference ID is 1264477. A live, listen-only webcast will also be available on the Company’s website at www.geron.com/investors/events. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for 30 days.

About Imetelstat

Imetelstat is a novel, first-in-class telomerase inhibitor exclusively owned by Geron and being developed in hematologic myeloid malignancies. Early clinical data suggest imetelstat may have disease-modifying activity through the suppression of malignant progenitor cell clone proliferation, which allows potential recovery of normal hematopoiesis. Ongoing clinical studies of imetelstat include a Phase 2/3 trial called IMerge in lower risk myelodysplastic syndromes (MDS) and a Phase 2 trial called IMbark in Intermediate-2 or High-risk myelofibrosis. Imetelstat has been granted Fast Track designation by the United States Food and Drug Administration for the treatment of patients with transfusion-dependent anemia due to lower risk MDS who are non-del(5q) and refractory or resistant to an erythroid stimulating agent.

About Geron

Geron is a late-stage clinical biopharmaceutical company focused on the development and potential commercialization of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) that the Phase 3 portion of IMerge will open enrollment by mid-year 2019; (ii) that the current financial resources are sufficient to support the commencement of late-stage development for imetelstat in lower risk MDS; (iii) that Geron expects the sponsorship for the imetelstat IND to transfer to Geron by the end of the second quarter of 2019; (iv) that imetelstat may have disease-modifying activity; and (v) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether the Company overcomes all the: (a) challenges of the transfer of the sponsorship for the imetelstat IND and imetelstat clinical development program from Janssen, and (b) clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges to enable the Phase 3 portion of IMerge to open enrollment by mid-year 2019; (ii) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (iii) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (iv) the need for future capital; and (v) whether imetelstat demonstrates disease-modifying activity in clinical trials. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended March 31, 2019. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended March 31,
(In thousands, except share and per share data)	2019	2018
Revenues:
License fees and royalties	$57	$318

Operating expenses:
Research and development	5,906	2,440
General and administrative	5,452	5,315
Total operating expenses	11,358	7,755
Loss from operations	(11,301)	(7,437)

Interest and other income	1,162	394
Change in fair value of equity investment	98	(125)
Other expense	(18)	(18)
Net loss	$(10,059)	$(7,186)

Basic and diluted net loss per share:
Net loss per share	$(0.05)	$(0.04)
Shares used in computing net loss per share	186,393,128	160,525,947

CONDENSED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2019	2018
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$7,070	$10,844
Current marketable securities	145,180	152,714
Other current assets	3,699	2,500
Total current assets	155,949	166,058

Noncurrent marketable securities	17,871	18,582
Property and equipment, net	89	59
Other assets	1,757	585
	$175,666	$185,284

Current liabilities	$6,253	$7,551
Stockholders’ equity	169,413	177,733
	$175,666	$185,284

Note 1:	Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

CONTACT:

Suzanne Messere
Investor and Media Relations
investor@geron.com
media@geron.com

CG Capital
877-889-1972

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